Exhibit (a)(5)(H)

Kennedy Cabot Acquisition, LLC Announces Extension to Tender Offer of Siebert Financial Corp.

New York, NY and Beverly Hills, CA—November 25, 2016— Kennedy Cabot Acquisition, LLC (“Kennedy Cabot Acquisition”) today announced that it has amended and supplemented its tender offer (the “Offer”) to purchase the shares of common stock of Siebert Financial Corp., a New York corporation (NASDAQ: SIEB) (“Siebert”), par value $0.01 per share (each, a “Share”, and collectively, the “Shares”), that represent all of the issued and outstanding Shares other than the 19,310,000 Shares owned by the Estate of Muriel F. Siebert. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 6, 2016 (as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3 and as it may be amended or supplemented from time to time, the “Offer to Purchase”).

The amendment provides for an extension of the Offer to December 13, 2016 at 5:00 P.M, Eastern Time from November 25, 2016 at 5:00 P.M, Eastern Time.

American Stock Transfer & Trust Company LLC, the depositary for the Offer, has indicated that as of 5:00 P.M, Eastern Time, at the end of November 22, 2016, approximately 22,088,972 Shares were issued and outstanding, and 662,103 Shares have been tendered into and not properly withdrawn from the Offer.

About Kennedy Cabot Acquisition

Kennedy Cabot Acquisition is a Nevada limited liability company. The principals of Kennedy Cabot Acquisition have substantial experience in the brokerage industry and are/were affiliates of StockCross Financial Services, Inc. (“StockCross”). StockCross is a broker-dealer member of FINRA with offices across the United States.

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Cautionary note regarding forward-looking statements

This communication contains “forward-looking statements” (as defined in the Securities Litigation Reform Act of 1995) regarding, among other things, future events. Words such as “anticipate,” “expect,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Forward-looking statements relating to the proposed transactions include, but are not limited to: statements about the benefits of the proposed transactions; Siebert’s and Kennedy Cabot Acquisition’s plans, objectives, expectations and intentions; the expected timing of completion of the proposed transactions; and other statements relating to the transactions that are not historical facts. Forward-looking statements are based on information currently available to Siebert and Kennedy Cabot Acquisition, as the case may be, and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. With respect to the proposed transactions between Siebert and Kennedy Cabot Acquisition, these risks and factors could include, but are not limited to: securing regulatory approval; the risk that a condition to closing may be delayed or may not be satisfied; the diversion of management time on transaction-related issues; changes in the general economic environment, or social or political conditions, that could affect the business of Siebert and its subsidiaries; and the potential impact of the announcement or consummation of the proposed transactions on relationships with customers, competitors, management and other employees.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication is for informational purposes only. The tender offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by with the U.S. Securities and Exchange Commission (“SEC”) on September 6, 2016, as amended from time to time. In addition, on September 6, 2016, Siebert filed a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Stockholders of Siebert are urged to read these documents, all amendments thereto and other documents filed with the SEC carefully in their entirety because they contain important information about the Offer. The Schedule TO and certain other offer documents, along with the Solicitation/Recommendation statement, will be made available to all stockholders of Siebert at no expense to them. These documents are available at no charge through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase, related Letter of Transmittal, the Solicitation/Recommendation statement and other offering documents may also be obtained for free by contacting the Information Agent for the tender offer, DF King & Co., Inc., toll-free (from the US only) at (888) 540-8736.

Contacts:

Media:

Martin H. Kaplan, Gusrae Kaplan Nusbaum PLLC / New York

Phone: (212) 514-8369 Email: kcacquisition@gmail.com

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